Exhibit 7.5

AMENDMENT NUMBER SIX

TO LOAN AND SECURITY AGREEMENT

THIS AMENDMENT NUMBER SIX TO LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of August  , 2025, by and among SUGARFINA CORPORATION, a Delaware corporation (‘Sugarfina”), SUGARFINA IP LLC, a Delaware limited liability company (“Sugarfina IP”), SUGARFINA USA LLC, a Delaware limited liability company (“Sugarfina USA”), BOXFOX INC., a Delaware corporation (“BoxFox”), and CANDY CLUB CORPORATION, a Delaware corporation (“Candy Club”, and together with Sugarfina, Sugarfina IP, Sugarfina USA, and BoxFox, individually and collectively, “Borrower”) and AUSTIN FINANCIAL SERVICES, INC., a Delaware corporation (“Lender”).

RECITALS

A.            Borrower and Lender are parties to that certain Loan and Security Agreement, dated as of May 24, 2022 (as amended, modified, supplemented, extended, renewed, restated, or replaced from time to time, including by this Agreement, the “Loan Agreement” and together with all other documents and agreements entered into in connection therewith, the “Loan Documents”). All capitalized terms used but not otherwise defined herein shall have the same meanings as set forth in the Loan Agreement.

B.             Borrower has requested that Lender agree to certain amendments to the Loan Agreement, which Lender is willing to make pursuant to the terms and conditions set forth herein.

AGREEMENT

In consideration of the foregoing premises, the mutual covenants and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.              Amendment to Loan Agreement. The Loan Agreement is hereby amended as follows:

1.1            Amendments to Schedule B. Schedule B to the Loan Agreement is hereby amended and restated in its entirety to read as Schedule B attached hereto.

2.              Continuing Validity. Each Borrower understands and agree that Lender is relying upon each and all Borrower’s representations, warranties, and agreements as set forth in the Loan Documents. The execution of this Agreement by each Borrower shall be deemed the making or a restatement and confirmation by each Borrower of each such representation, warranty, and agreement and each Borrower’s covenant to be bound thereby. Except as expressly modified pursuant to this Agreement, the terms of the Loan Documents remain unchanged and in full force and effect. Lender’s agreement to modifications to the existing Obligations pursuant to this Agreement in no way shall obligate Lender to make any future modifications to the Obligations. Nothing in this Agreement shall constitute a satisfaction of the Obligations. It is the intention of Lender and Borrower to retain as liable parties all makers and endorsers of Loan Documents, unless the party is expressly released by Lender in writing. No maker, endorser, or guarantor will be released by virtue of this Agreement. The terms of this paragraph apply not only to this Agreement, but also to all subsequent loan modification agreements.

3.              Limitation of Amendments.

3.1            The amendments set forth herein are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Lender may now have or may have in the future under or in connection with any Loan Document.

3.2            This Agreement shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants, and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4.              Representations and Warranties. To induce Lender to enter into this Agreement, Borrower hereby represents and warrants to Lender as follows:

4.1            Immediately after giving effect to this Agreement (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing other than those events which the Borrower has disclosed to Lender in writing and for which Lender has provided written consents;

4.2            Each Borrower has the power and authority to execute and deliver this Agreement and to perform its obligations under the Loan Agreement, as amended by this Agreement;

4.3            The organizational documents of each Borrower delivered to Lender on the Closing Date of the Loan Agreement remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4            The execution and delivery by each Borrower of this Agreement and the performance by such Borrower of its obligations under the Loan Agreement, as amended by this Agreement, have been duly authorized;

4.5            The execution and delivery by each Borrower of this Agreement and the performance by such Borrower of its obligations under the Loan Agreement, as amended by this Agreement, do not and will not contravene (a) any law or regulation binding on or affecting such Borrower, (b) any contractual restriction with a Person binding on such Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on such Borrower, or (d) the organizational documents of Borrower;

4.6            The execution and delivery by each Borrower of this Agreement and the performance by such Borrower of its obligations under the Loan Agreement, as amended by this Agreement, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on such Borrower, except as already has been obtained or made; and

4.7            This Agreement has been duly executed and delivered by each Borrower and is the binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5.              Conditions to Effectiveness. This Agreement shall be effective upon the completion and delivery to Lender of the following, in form and substance satisfactory to Lender:

5.1            a copy of this Agreement, duly executed by each Borrower;

5.2            payment in full, in cash, of an amendment fee in the amount of $10,000.00, which fee shall be in addition to all other fees, interest, and charges, fully earned and nonrefundable upon execution by Lender of this Agreement, which Borrower hereby authorizes Lender to immediately advance under the Loan Agreement to pay to Lender;

5.3            payment in full, in cash, of all Lender’s expenses incurred through the date of this Agreement and the fees and costs of Lender’s internal and outside counsel incurred in the negotiation and preparation of this Agreement, which Borrower hereby authorizes to be paid by an Advance under the Loan Agreement; and

5.4            such other documents as are reasonably required by Lender in furtherance of the provisions and intent of this Agreement.

6.              Integration. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

7.              No Waiver. The execution of this Agreement and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default, whether or not known to Lender and whether or not existing on the date of this Agreement.

8.             Reaffirmation of the Loan Agreement. The Loan Agreement as amended hereby is reaffirmed by each Borrower and remains in full force and effect. This Agreement shall constitute a Loan Document.

9.              Counterparts. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

10.            Effectiveness. This Agreement shall be deemed effective upon the due execution and delivery to Lender of this Agreement by each party hereto.

[Signature Pages Follow]

[Remainder of page intentionally left blanket]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized representatives the day and year first above written.

SUGARFINA CORPORATION, a Delaware corporation,

By:	/s/ Scott LaPorta
Name:	Scott LaPorta
Title:	CEO

SUGARFINA IP LLC, a Delaware limited liability company,

By:	/s/ Scott LaPorta
Name:	Scott LaPorta
Title:	CEO

SUGARFINA USA LLC, a Delaware limited liability company,

By:	/s/ Scott LaPorta
Name:	Scott LaPorta
Title:	CEO

BOXFOX INC., a Delaware corporation,

By:	/s/ Scott LaPorta
Name:	Scott LaPorta
Title:	CEO

CANDY CLUB CORPORATION, a Delaware corporation,

By:	/s/ Scott LaPorta
Name:	Scott LaPorta
Title:	CEO

Amendment Number Six

to Loan and Security Agreement

AUSTIN FINANCIAL SERVICES, INC., a California corporation

By:	/s/ Thomas Derenze
Name:	Thomas Derenze
Title:	Chief Credit Officer

Amendment Number Six

to Loan and Security Agreement

SCHEDULE B TO LOAN AND SECURITY AGREEMENT CERTAIN CREDIT TERMS

SUGARFINA

CORPORATION, a Delaware
corporation, SUGARFINA IP
LLC, a Delaware limited
liability company,
SUGARFINA USA LLC, a
Delaware limited liability
company, BOXFOX INC., a
Delaware corporation, and
CANDY CLUB

CORPORATION, a Delaware
corporation

as “Borrower”

Loan and Security Agreement Section	Credit Terms
Section A – Total Commitment	$4,000,000
Section B – Exceptions to Concentration Limit:	Concentration limits for certain Account Debtors: 60% for Costco Wholesale, and 65% for Target
Section 2.1(a) – Line of Credit Commitment:	$4,000,000
Section 2.1(a) – Accounts Advance Rate:	85%
Section 2.1 (a) – Inventory Advance Rate:	65%
Section 2.1 (a) – Inventory Sublimit:	(a) $1,250,000 during the period from April 1 through July 31 each year and (b) $1,750,000 during the period from August 1 through March 31 each year
Section 2.6(a) – Annual Facility Fee:

An amount equal to:

(a) 1.00% of the Total Commitment fully earned and due on the Closing Date; and

(b) 1.00% of the Total Commitment fully earned and due on every anniversary thereafter of the Closing Date.

Section 2.6(d) – Collateral Management Fee Percentage:	0.60%
Section 2.6(e)(i) -- Early Termination and/or Reduction Fees:

An amount equal to the greater of: (a) the product of (i) the average total monthly revenue, including without limitation interest, fees, and charges, realized by Lender for the period from the date of this Agreement to the date of payoff, times (ii) the number of months after the payoff date through the Final Maturity Date, and (b) three percent (3%) multiplied by the Total Commitment; provided, however, that if any Borrower concluded a liquidity event through a SPAC or IPO after the twentieth month anniversary of the Closing Date (subject to the early termination provisions set forth in Section 9.2 of this Agreement), the termination fee shall reduce to an amount equal to 1% multiplied by the Total Commitment

Schedule B

Loan and Security Agreement Section	Credit Terms
Section 2.7(a) – Interest Rate:	The Interest Rate for all Advances shall be the sum of the Prime Rate plus two percent (2.00%)
Section 2.7(c) – Minimum Monthly Payment:	$5,500
Section 5.9 Financial Statements Delivered at Closing:	CPA-prepared financial statements for the fiscal year ended December 31, 2021
Section 6.3(f) – Annual Financial Statements:	CPA-prepared
Section 9.1 – Initial Maturity Date:	May 24, 2028

Schedule B